Exhibit 99.1

Nutranomics to Meet with Largest Multi-Level Marketing Company in the Philippines

DRAPER, UTAH, September 25, 2013 – Nutranomics, Inc. (OTCBB: NNRX) (OTCQB: NNRX) (“Nutranomics” or the “Company”) is pleased to announce that the Company has scheduled a meeting with UNO (“Unlimited Network of Opportunities”), the largest multi-level marketing (MLM) company in the Philippines.  This meeting is part of the Company’s current re-energized expansion into the high-growth rate Asian market which has already included the appointment of new Vice-President of Asian sales, Mr. Amar Chandnani.

On the agenda for the high-level meeting will be UNO’s request for Nutranomics to develop six new products exclusively for their distributors in the Philippines. This marks a substantially advanced milestone for Nutranomics as it signals that its business strategy and expansion plans are proceeding more rapidly than initially forecasted.

“UNO has over 300,000 individual distributors in the Philippines and if we are able to finalize a new product agreement with them, we expect royalties from these new products to exceed $2.5 million dollars in 2014, potentially significantly higher,” commented Dr. Tracy Gibbs, CEO of Nutranomics.  “We have always set a very high standard for ourselves, our products, and our partners, nevertheless a comprehensive new product distribution agreement with a company of UNO’s sales capabilities at this stage of our Asian expansion would surpass even our most positive expectations.  We look forward to developing a long relationship with UNO and their family of distributors.”

About Nutranomics

Nutranomics is a publicly traded company engaged in research and development of nutritional food products.  In 1997, Nutranomics produced and branded its own product line, and began to sell to the retail outlets and to the public.  Nutranomics has also produced formulas for hundreds of other companies.  Nutranomics' mission is to increase human health and longevity through education and self-awareness.  The Company has sales representatives throughout North America and Asia.

For further information regarding Nutranomics Inc., please contact our investor relations representatives at toll-free (888) 616-3999.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the Company’s expansion, the signing of a definitive agreement with UNO as well as the revenue generated by such an agreement.  Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products and operating as a development stage company, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.